Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement on Form S-4 of our report dated March 9, 2018 on the consolidated financial statements of HarborOne Bancorp, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2017, and the related notes to the consolidated financial statements. We further consent to the use of our name and the reference to us appearing under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
October 19, 2018